Exhibit 99.2

CASCADE CORPORATION, #4136947

CASCADE CORPORATION SECOND QUARTER FISCAL YEAR 2010

EARNINGS CALL

September 3, 2009, 2:00 PM PT

Chairperson: Robin Peterson (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation Second Quarter Fiscal Year 2010 Earnings Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If anyone should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Thursday, September 3, 2009.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Financial Officer, and Jason Hegdahl, our Corporate Controller, are here with me. And Joe Pointer, our Chief Financial Officer, is participating on the call but from a different location.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 1,900 employees working in 27 facilities in 16 countries. We manufacture devices primarily for industrial trucks most commonly called lift trucks or fork lifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the truck to carry, position, and deposit various types of loads. The smaller portion of our products are for construction vehicles such as tool carriers and skid steer loaders. Approximately 55% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll Rand, Caterpillar, and Nissan.

Joe will now provide you with an overview of the second quarter.

Joe Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings, and cash flows are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties are described in our reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made on this call or reflect any changes in business conditions.

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As I walk you through our results, please note that our fiscal year ends on January 31st. So when we refer to the second quarter of fiscal year 2010, we are actually referring to the quarter that just ended July 31, 2009. Also, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

Net sales for the current quarter were $77 million, a decrease of 46% compared to the prior year. Our net loss for the second quarter was 12.3 million compared to net income of 10.5 million for the second quarter of fiscal 2009. Fiscal 2010 results include $11.6 million of restructuring costs, primarily as the result of steps initiated to cease production activities at our attachment facility in Almere of The Netherlands. We expect to complete the Almere restructuring by the end of the third quarter of fiscal 2010.

Our free cash flow for the quarter was $15 million, a $20 million swing from the negative free cash flow of $5 million in the second quarter of the prior year. I’ll discuss our free cash flow in further detail a bit later.

Our decrease in sales reflects the continued effect of the global economic downturn and, in particular, a depressed lift truck market in most regions of the world. Our sales decreases by region are relatively in line with regional lift truck shipment statistics in the second quarter. The only region that shows a variance worth commenting on is the 20% decrease in lift truck shipments in China as compared to a sales decrease of 39%. Lift truck industry shipments for China reflect only domestic lift truck sales. Although published statistics are not available for the export market, our best estimate is that market is down at least 75% from the prior year. Factoring in export shipments of lift trucks, the decrease is more in line with our sales decrease, which reflects both domestic and export sales.

Our gross profit percentages were lower in most regions, primarily as a result of unabsorbed fixed and variable costs due to lower sales volumes. The increase in Asia Pacific’s gross profit margin from 24 to 26% is due to changes in product mix and fluctuations in foreign currency rates. The increase in China’s gross profit margin from 31% to 35% was due to changes in product mix, some price increases in the prior year, and lower intercompany transfers, which carry lower gross margins, though SG&A costs had decreased 22% due to a reduction in personnel, marketing and other general costs.

Regarding income taxes, even though we recognized a pretax loss for the quarter of 11.1 million, we had tax expense of 1.2 million. This is consistent with the first quarter, due to the fact that we owe taxes in countries where we are generating income but not realizing a tax benefit in the European countries where we have incurred losses. In addition, we are incurring taxes on dividends related to the repatriation of cash to the US to pay down our outstanding debt. Given our continued restructuring efforts in Europe and the continued economic recession, we will likely be in a position through the remainder of the year with tax expense that is disproportionate relative to lower levels of income or losses through the rest of the year.

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Before I move on to comments about our balance sheet, I would like to make some observations about the trends over the last six months. Given the steep declines in business levels in comparison with the prior year, the real barometer in evaluating if we and the lift truck industry are coming out of the current economic slump will be reviewing sequential quarterly results.

With regard to lift truck shipments globally, second quarter shipments were down 4% compared to the first quarter. Shipments declined in every region except China, which has rebounded somewhat from the first quarter. But overall, the shipment trends are still somewhat negative.

Regarding our results, sales have remained flat on a consolidated level at about $76 million per quarter. Given the current lift truck shipment statistics, we don’t expect major changes in sales through the rest of fiscal 2010.

Gross margins have improved primarily due to inventory write-downs that occurred in Europe in the first quarter and improved second quarter margins in both Asia Pacific and China, as we discussed earlier.

Looking at results at an operating income level, our operating income, after excluding the effects of restructuring costs, increased $5 million sequentially. This improvement is due to a number of factors. I previously mentioned the gross profit improvements, but we have also maintained a tight control on discretionary spending. These efforts have been ongoing to some degree since the fourth quarter of the prior year, with the full impact of the financial benefit beginning to be reflected in our second quarter results. It is difficult to estimate what additional savings can be expected in the remainder of the year, but our current estimate is to stay at the current level of spending.

Given that the outlook for the business in the near term is not dramatically different than the current environment, we have taken several steps to put us in a better position in the future. The first is that one of our top priorities continues to be utilizing cash flow to pay down our long-term debt. Our current debt balance of $65 million is down $37 million from year end.

We have mentioned in a prior call that we believe there was an opportunity to generate significant free cash flow in the coming year. We measure free cash flow as our cash from operations less capital expenditures. Year-to-date, our free cash flow is about $30 million as compared to $7 million in the prior year. This increase, while incurring a net loss, is a result of our continued efforts to reduce working capital levels, principally accounts receivable and inventories. Our biggest opportunity to reduce working capital continues to be through reducing inventories, which decreased 14% during the quarter. We also had lower levels of capital expenditures in the current year. This reflects our efforts to move forward only with those capital expenditures relating to critical projects. At this point, we estimate capital expenditure spending for the remainder of fiscal 2010 to be $4 million.

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Our ability to pay down debt has also been helped by repatriating cash back to the US. This has reduced our consolidated cash balance to $18 million, down from 22 million as of April 30, 2009. The second step was that in July 2009, we entered into an amendment of our loan agreement with Bank of America and Union Bank of California. The amendment decreases the aggregate amount that may be borrowed under the loan agreement from 144 million to 115 million but provides that we may increase the amount that may be borrowed by up to $30 million, subject to the agreement of our lenders. The amendment to the loan agreement grants the lenders a security interest in all of our assets, increases the interest rate to 1.5% to 3% over LIBOR, depending on our consolidated leverage ratio, and modifies certain loan covenants, including the consolidated leverage ratio and consolidated fixed charge coverage ratio that we are required to maintain.

The last point I would like to make is that the dividend just approved by our Board was reduced from $0.05 a share to a penny a share. This was another step we felt was prudent, given the uncertainty of future business levels and the liquidity needs of the company in the coming quarters.

Now, I’d like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this does not correlate exactly with our business levels since various end markets use our products to differing degrees, it does give us some indication of short-term trends.

Joe already noted that global lift truck shipments for the first—from the first to the second quarter continued a slight downward trend. The OEMs have been reducing their inventories, which explains some of the variation between the drop in industry shipments and our sales levels. Overall, we don’t believe our market share has changed in the current year. In order to try to look forward to the future, we monitor changes in the most recent lift truck order rates. On a sequential quarter basis, global lift truck order rates have increased somewhat. While this is coming off historical lows in most regions, it does give us some reason to think that the overall decline in the market might be ending. The question is when we will begin to see any recovery. We continue to plan on capital goods markets lagging past the end of our fiscal 2010 and into fiscal 2011 before a real recovery begins to take shape.

We’d previously announced estimated restructuring costs for fiscal 2010 to be in the range of 20 to $25 million. Through the first six months of the year, we have incurred costs of just over $16 million, all of which related to our European operations. We still expect our costs for the year to fall within the previous disclosed range. Breaking down the restructuring costs, approximately 65% are cash costs, and 35% are noncash, such as write-downs of fixed assets.

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As we move forward, we will be evaluating other opportunities throughout our global operations to better position ourselves for the future. There will be an ongoing process through the current recession, as we assess the pace of any market recovery. In developing these plans, I want to emphasize that we are very cognizant of the need to maintain our core enterprise, including human resources and capital assets, to put ourselves in a position to respond to market demand when it ultimately improves. As those of you who have worked with us in the past remember, we have a long-standing policy of not making forward financial projections.

This concludes our prepared remarks, and we are now ready to open the call to your questions.

Operator:	Thank you, sir. We will now begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection.

And our first question is from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi. Good afternoon. My first question is a mechanical question. In the back of your press release, your goodwill jumped this quarter, jumped by almost 12 million. Could you comment on that, given the goodwill impairment charge that you took?

Robert Warren:	Arnie, that was all currency. It was our Canadian and goodwill in Europe. And the Canadian dollar and euro created all of that gain. There was no other—there was nothing else affecting it.

Arnie Ursaner:	Okay. Utilization—in the last quarter, you had been running about 35%, which makes it virtually impossible to do very well. Can you give us a feel for where we stand now on utilization and based on backlog what your best view is over the next few months in terms of utilization?

Robert Warren:	Clearly, as we haven’t really reduced capacity in the US, we’re not going to see too much better utilization out of the North American markets. The increase in some of the business out of Asia, which seems to have taken most of the global increase that we saw sequentially on shipments, is helping their utilization. I don’t have an exact figure for Asia. Europe is still going to see a better utilization, only because we’ve been shutting down those facilities.

Arnie Ursaner:	And Bob, to take a step back, one of the goals I think you’d expressed previously is that you thought you might be able to achieve profitability in Europe by the end of the year, or even next year. Do you still feel, given all the actions you’ve taken, that’s a reasonable assumption? And could you update us…

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Robert Warren:	We are still anticipating at the levels of business we now see that we should be profitable with our sales next year in Europe.

Arnie Ursaner:	Final question from me, can you give us any feel for your inventories, finished goods versus work in process?

Andy Anderson:	We’ll come back to that. We’ll go get the data. I just don’t have it right now.

Robert Warren:	He doesn’t have it with—Andy doesn’t have—we’re scrambling for that. Let me come back and give you that in a second.

Andy Anderson:	Jason actually just pulled it up. I’m sorry.

Arnie Ursaner:	And when you do that, also some sense of the costs of your raw materials within that inventory versus selling prices. In other words, are you—where are you in terms of things like steel, which has had a lot of variability, versus current market prices?

Robert Warren:	We probably still have a higher—we had, as you’ve seen, an inventory write-down in Europe based on some of the selling prices we had in Europe compared to our inventory costs. I would say that although we are still holding inventory globally on some of our old steel product that’s above current market, but not enough on our selling price to cause any write-down.

Andy Anderson:	Arnie, just a second. Jason has the numbers you were after there.

Jason Hegdahl:	Yes. At the end of July, the inventory balance, 37% roughly is finished goods and 63% is raw materials and components. So that equates to about 28 million of finished goods and about 47 million of raw materials.

Arnie Ursaner:	Okay. Thank you very much.

Operator:	Thank you. Our next question is from the line of Frank Magdlen with the Robins Group. Please go ahead.

Frank Magdlen:	Good afternoon.

Robert Warren:	Good afternoon, Frank.

Frank Magdlen:	What is left of your restructuring plans now? You have maybe what, 8 million to go or...

Robert Warren:	That’s still what we have in our range, that’s correct.

Frank Magdlen:	Yes, but what’s it targeted for? We’ve talked about the fork plant in France and now The Netherlands, Almere, but what’s really left out there that you’re basically working on?

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Robert Warren:	Frank, I’m restricted on all sorts of levels from talking about what we’re planning on, other than talking about there will be further restructuring. I’d just as soon not get into the specifics until it’s announced with our facilities.

Frank Magdlen:	All right. And then if I look at your reported results today and I back out the restructuring charge, you have maybe 700,000 pretax loss with a 1.2 million of taxes. So is that a better way to look at it on an operating basis, you lost about a million nine?

Andy Anderson:	A million nine, Frank?

Andy Anderson:	Let’s walk through that again.

Andy Anderson:	Because we had operating income of about—I’m doing this from memory—of about 10.6, 10.7 and restructuring of about 11.6, so I think we were about 900,000 to the negative on an operating income line.

Frank Magdlen:	Nine hundred thousand, and then you also—then you take your taxes in there of a million two. Okay. All right, thank you very much.

Andy Anderson:	That’s right.

Robert Warren:	Thanks, Frank.

Operator:	Our next question is from the line of James Bank with Sidoti & Company. Please go ahead.

James Bank:	Hi. Good evening.

Andy Anderson:	Hi, James.

Robert Warren:	Good afternoon, James.

James Bank:	Hi. Wait, I’m sorry. Back to that—I’m trying to add back the restructuring charge. I think on the operating line, it looks like you guys were positive 951,000, and I was wondering if you could just walk through the non-GAAP measure, just pull out the restructuring, if I could have the operating income and then separately what tax rate would that have been at. Normalized, maybe 30, 36%, or should I use an 11% to get to a non-GAAP earnings adjusted?

Andy Anderson:	I’m sorry. You’re right, James, I did invert it. That’s the problem of doing it from memory. I did invert it on that one, and you’re right about that. It was on the [inaudible].

James Bank:	So okay. So I’m sorry, then Andy or Joe. When I take the 11.6 million restructuring, if I want to put that back in, should I use an 11% tax rate, or should I maybe use a normalized tax rate? Because it’s the difference between roughly a $0.27 loss once you get below the line and you do the tax and the interest expense and all that stuff, or…

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Andy Anderson:	I think, James, what you need to do, as odd as this sounds, is not change the nominal—not change the absolute tax at all because that restructuring was in Europe. We get no credit back for it. It probably still would be 1.2 million of tax provision. Would you agree with that, Joe?

Joe Pointer:	Yes, that’s probably the simplest way to look at it.

Andy Anderson:	So we get no benefit from it one way or the other. So take it out, leave it in, it’s still 1.2 million.

James Bank:	Okay.

Andy Anderson:	Whatever that ratio comes out.

James Bank:	All right. Well Andy, I was wondering—maybe I could circle back with you. I’m still a bit lost in terms of what the adjusted non-GAAP earnings is here, or loss is in the July quarter. But Andy, if I go forward with my other questions. The sustainability of your COGS as a percentage of sales, if you could just quickly run through each region and give me an idea of what’s going to be sustainable and what isn’t. For example, North America dropped 66% as a percentage of COGS in the July quarter versus the 71% is where it was in the first.

Andy Anderson:	State the question again.

James Bank:	The question is what’s sustainable and what isn’t going forward here for the rest of the year?

Andy Anderson:	It’s all sustainable. I mean I think that ... Pardon?

James Bank:	Are we able to sustain the gross profit level?

Andy Anderson:	That’s what I said. I think I would use this quarter as your guidance for the coming quarters. I don’t think we’ve seen any—I don’t think we see any significant changes that would change these levels. Do you, Joe?

Joe Pointer:	No.

James Bank:	And then on the SG&A line, I think in the press release there was just a lot of mentioning with selling and admin costs, reduction of personnel, advertising, other general costs. If we want to assume that volumes come back even slightly next year, what percentage of SG&A would also then come back next year that you guys were able to pull out this year?

Robert Warren:	It could be slower coming back, because I believe the ramp on the recovery is going to be not acute. It’s going to be fairly gradual. And so we’re going to be very reluctant to take back on SG&A costs.

James Bank:	Okay.

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Andy Anderson:	There will be some, though, because we’ve had—there is inflation in—happening essentially in our SG&A area. Our personnel costs, which were a significant part of that, have not changed, or through some incentives and so forth, have actually gone down now, pushing a year and a half now, and will have been two years by the end of this year. So we undoubtedly will have to take a look at that. So it’s a few percentage points, but it’s probably single digit percentage points.

James Bank:	Okay. Last question. In regard to China, what size is the fork lift truck market now in relative terms to Europe and North America?

Robert Warren:	I think right now—they were before and I believe right now they—in our class—out sit-down power trucks where a lot of our attachments are applied, they’re the largest market in the world.

James Bank:	Okay. Now, is there any way...

Robert Warren:	But there’s quite a bit of difference in application rate, however, right now.

James Bank:	Okay.

Robert Warren:	There are much broader industries that use our type of equipment in North America and Europe than in China, but paper, textiles, tobacco are very heavy in attachments now.

James Bank:	So I guess the question really is how quickly, then, would you assume that China, being 10% of your sales right now, could grow to the equivalent of what North America is, close to 50%?

Andy Anderson:	Decades.

James Bank:	Okay. Thank you, Andy.

Andy Anderson:	Don’t plug that one in [inaudible]. The application rate on that will take a long time to ramp up to the North American or European application rate.

James Bank:	Okay.

Andy Anderson:	Because Japan, which is a highly industrialized country, doesn’t have close to the application rate of the United States or Europe, so it’s a ways off.

James Bank:	Okay. All right, thank you very much. That’s all I have.

Operator:	Our next question is from the line of J.B. Grow with D.A. Davidson. Please go ahead.

J.B. Grow:	Good afternoon, guys.

Robert Warren:	Good afternoon.

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J.B. Grow:	I think I heard you guys right when you were speaking of the restructuring in Europe. There is no associated tax benefit with that, correct?

Robert Warren:	Not until we improve our profitability over there, and then those valuation allowances will be reversed.

J.B. Grow:	So then if I—so if I subtract that out, it looks like—and I don’t change the taxes and all, it’s like a loss of like $0.06. I don’t know if you guys are getting a similar number, but at least that’s what I come out with. But in terms of the working capital work that you guys have been doing a job on that, how much further is there to go, do you think, in terms of—you know, how skinny can you get on inventory and receivables and those sorts of things?

Robert Warren:	It’s going to be about—we’re estimating about another 10 to 15 million.

J.B. Grow:	By fiscal year end?

Robert Warren:	By fiscal year end.

J.B. Grow:	Okay. That’s good. And then I think you addressed the capex; you said was going to be roughly 4 million over the next two quarters. And that looks like it’s a little bit of an acceleration. Are those projects that you had planned, or is there—what is the...

Andy Anderson:	Those projects that are in the works right now.

Robert Warren:	They’ve already been approved, a lot of them, and we still have some further work to make sure Verona is up to the full product plan that we have for them now.

J.B. Grow:	Okay.

Andy Anderson:	We’re also just on a small way taking advantage of a couple of—at a couple of factories where the load is so low that we can do some things now that you couldn’t do if we were running it even close to full capacity.

J.B. Grow:	Yes. Okay. And I think you mentioned last quarter that you had some high-cost steel on the books. Have you worked through that, or how should we think of that in terms of how it impacts the—if the profit margins are going to remain the same, is it safe to assume that you’ve kind of worked through that higher-cost raw material?

Robert Warren:	We are working our way through it. We’re also trans-shipping that type of rolled section globally, to make sure that we use it up as quickly as possible. It becomes a lot harder when the OEMs have basically—are purging all of their own inventory. And so the numbers from the larger volume OEM sales are way—further off than the market as a whole. So it’s harder to do. But we’re not purchasing any steel, and we’re working through it as fast as we can.

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J.B. Grow:	And then lastly, you know, it looks like the sequential order numbers are pretty good. Is that what we should be—I’m presuming that’s something you’re going to report each quarter and give us some help—that’ll give us some help in terms of figuring where the bottom is, et cetera?

Robert Warren:	Certainly, that’s our plan going forward. It’s our best way of trying to determine—we believe it has bottomed, you know—to understand how—what kind of level of a recovery, which I think is going to be fairly moderate going forward into the next year. But we’re not expecting anything different this year. And so we’re going to be trying to show you that through the sequential numbers for shipments and orders.

Andy Anderson:	One thing, just a cautionary note on that, I think the way we look at that, J.B., is that fortunately or unfortunately, by far the largest gain was in the Asian region which, as we just discussed moments ago, has the lowest application rate for our products, particularly our attachment products. So the growth factor is going to be impacted by that.

J.B. Grow:	Okay. I understand. Okay, thank you for your time.

Andy Anderson:	Thank you, J.B.

Operator:	Thank you. Our next question is from the line of Allan Robinson with Royal Bank of Canada. Please go ahead.

Allan Robinson:	Good afternoon.

Robert Warren:	Good afternoon.

Allan Robinson:	Just to follow on J.B.’s question a little, what’s your best guess right now the lag between orders and shipments in the lift truck market? Is it still about a quarter or so?

Robert Warren:	It’s about a quarter. Their lead times have come down, factory order lead times. They were out to 90 days or greater during last year and the year before, but they’re closer to five, six weeks now. So, you know, it’s certainly orders we’re seeing now. And some of that increase on the order rate we did get into. We got part of it in the second quarter, because their lead times are shorter now.

Allan Robinson:	Oh, I see. Okay. And then it seems to me that—it seems you should start to enjoy a currency tailwind in the second half. Am I reading that correctly?

Robert Warren:	When you say tailwind, based on what?

Allan Robinson:	It seems that given where current FX rates are in the currencies in which you transact compared to the year ago period that you should start to see a benefit in terms of currency rates to your year-on-year sales comparisons, whereas previously, the last few quarters, obviously, you know, currency weakness has been a dis-benefit to your sales comparables.

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Andy Anderson:	I think the—maybe the way that we would look at that with the weak dollar and the strong euro was when we start making money in Europe the currency will give us the springboard on that situation. We get some benefit from the weak dollar into some of the Asian regions because they’re importing virtually all of their product from either China or the United States, and the [inaudible] is still pretty close to the comparative dollar. So we’re getting some benefit from that way. Is that what you’re...

Allan Robinson:	Yes, exactly. That’s useful. Thank you. That’s all I have.

Robert Warren:	And for Canada, it’s almost a direct mix. What they get in buying with a stronger Canadian dollar for product they’re buying out of us, they’re selling forks in the US. And so it pretty much balances out.

Allan Robinson:	Thank you.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you are using speaker equipment, you’ll need to lift the handset before making your selection.

Our next question is from the line of Schon Williams with BB&T Capital Markets. Please go ahead.

Schon Williams:	Hi. Good afternoon.

Robert Warren:	Good afternoon.

Schon Williams:	Good job on the debt reduction this quarter. I guess as a tagalong to the working capital question, you know, would I expect all of that 10 to $15 million reduction to go towards debt in the second half of the year? I guess do you guys have a sense—do you have a target for where you want to see debt kind of play out here over the next couple months?

Robert Warren:	You know I’m not going to be forecasting out to that. Obviously, our top priority is we do reduce our working capital, has been to pay down debt. So you could by inference say that the 10 to 15 million we’re hoping to see is further reductions in our inventory, and working capital would go towards paying down debt.

Andy Anderson:	Some of that—unfortunately, some of that reduction in working capital is in countries where it’s not quite as easy to repatriate the cash out, so I wouldn’t put it at one-to-one on that.

Schon Williams:	Okay. And just any comment—it looks like the Jungheinrich and Mitsubishi Caterpillar deal that just got announced for North America, they’re going to be—it looks like Jungheinrich is going to be bringing some manufacturing capacity into Texas. And I just wondered if—and I believe Jungheinrich’s a customer you already serve in Europe. I’m just wondering if that opens up some new opportunities for you within North America, or would that simply be a mix shift from Europe to North America. Any comments there?

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Robert Warren:	It’s a good move for Jungheinrich. They’re teaming up with a much stronger partner here. They have less than 2% market share in North America. It could be an opportunity, because we have good working relations with them in Europe. It is an expanded opportunity. I don’t think it’s really going to affect us at all. We have a very—a good relationship with Mitsubishi already. We have good relations with the—in the market sectors that Jungheinrich’s focused on. We already have good relations with their competitors. It could be just a shift in potential market share that certainly would—Jungheinrich’s aiming for. We would expect to get our market share from that.

Schon Williams:	Okay. And I just want to come back to the sustainability of the gross margin. I mean wouldn’t I expect, you know, as we—as orders tend to—assuming orders tick up, I guess, in Europe and some of these other importing regions, wouldn’t I expect the inner segment sales out of China to actually pick up in the second half of the year and then that would actually be a negative to gross margins in China? Or am I thinking wrong about that?

Robert Warren:	No, that would be correct. If we can, you know, pick up additional business in Japan and in Korea and in Europe for our fork product, that would have a drag on the gross margin mix for China.

Schon Williams:	Okay.

Andy Anderson:	Our statement earlier about the—about taking a look at this quarter and saying that’s the level was assuming a—what Bob mentioned earlier, that next quarter looks just about like this quarter. You’re right about if you have a material shift in that inner company, it shifts the gross margin accordingly.

Schon Williams:	And what about the inner segment in North America? It looks like it went from 2 million in first quarter to 4 million in the second quarter. Was there any benefit or detriment from that? Gross margin in that region?

Andy Anderson:	Much of that shift was in preparation and in support of the closure of the Almere facility, to make sure we had product on the ground in Europe so that during that transition period when one factory was going dark and we were not up and running quite the other ones. So I don’t think you should look at—for, you know, I guess an abnormal bump in a margin in another region for that.

Schon Williams:	But I mean wouldn’t that have increased the margins in North America because we’ve got more volume kind of running through the North American facilities than we otherwise would have? I mean I’d expect that number to come back down, I guess, once we’ve—you know once we kind of settle things in Europe. So I’m just wondering if, you know, if that comes back off, would I expect to see it as gross margins ticked back down just because you have lower—you’re going to have lower volumes to spread your fixed costs over.

Robert Warren:	I don’t think you’re going to see that have a material impact. Clearly, we are looking at what we have in capacity as North America to assist Europe transition in our restructuring. But also going forward to a recovery in Europe, we’re going

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to be—we have held more capacity in the US than the North American market required, primarily as that cushion for the upswing. And as they are taking on more of the work in Verona, there could be some more absorption that we’re going to have to have for US sales here. But I don’t think it’s a material amount that you should probably see in the gross profit.

Schon Williams:	Okay. All right, thanks a lot, gentlemen. And I’ll look for ward to seeing some of you at our conference next week.

Robert Warren:	Terrific.

Operator:	Thank you. We have a follow-up question from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi. Joe, can you just give us the capex number for the remainder of 2010? I know you gave it; I just didn’t get it.

Joe Pointer:	Four. Four million.

Arnie Ursaner:	Okay. And then just the amendment, you mentioned 1.5 over LIBOR to 3 over LIBOR. Is that the move that the debt had, or is it a range above LIBOR?

Joe Pointer:	That’s depending upon where we fall with the ratio. It could be at the low end 1.5% to 3%.

Arnie Ursaner:	And what was your debt before that over LIBOR?

Joe Pointer:	Well, take out where the ranges are, we were at 1.5 and now we’re at 3.5. So it raised about two percentage points.

Arnie Ursaner:	Got it. And in terms of the amendment, what flexibility did you gain, if anything, from it?

Joe Pointer:	Well the flexibility we gained is the prior agreement had no allowance for any restructuring costs. So given the level of restructuring costs that we’re incurring, we would clearly would have violated the covenant. So that was one relaxation of the covenant. The second one was the—there was a fixed maintenance capex number of $13 million in there. So if we spent less than that, that’s what we were credited against. That number was reduced to 8. And then the other concessions we got was a change in the covenant beginning with this quarter through, I think, the next three or four quarters; I can’t remember. But kind of an allowance for assumed lower levels of business and then with a pick-up, you know, some time into the latter half of the last of next year.

Arnie Ursaner:	Okay.

Andy Anderson:	The EBITDA ratio, Arnie, went from three times to four times.

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Arnie Ursaner:	Got it. And the finished good inventory, the 37% of your inventory that’s finished goods, I assume most of that is just basic commodity like forks, or did you have customer cancellations on any finished goods of more customized equipment?

Robert Warren:	Very little customized equipment, a lot of forks. As you know, we took a fair number of forks into Europe that we’re still sitting on a lot of inventory, Arnie. And we did have some buildup in let’s say the first quarter of some finished standardized product, but we’ve worked through most of that; so very little finished product on the attachment side.

Arnie Ursaner:	Okay. And a more general question, one of the keys to your efficiencies in manufacturing is having a little bit of backlog, having the ability to schedule work in an orderly manner. Can you give us any kind of feel for the trends of when an order comes in or your backlog and—versus when you manufacture on the more customized products?

Andy Anderson:	We’ve had a little bit of a backlog buildup over the last month or two, but our ability to process that through is really good right now, so it—keeping that pretty low. We’re processing them as they come.

Arnie Ursaner:	Is that still true in August and into early September?

Andy Anderson:	Still true.

Arnie Ursaner:	Okay. Thank you very much.

Operator:	Thank you. Our next question is also a follow-up from the line of James Bank with Sidoti & Company. Please go ahead, sir.

James Bank:	My question’s been answered. Thank you.

Robert Warren:	Thanks.

Operator:	Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift your handset before making your selection.

Our next question is a follow-up from J.B. Grow with D.A. Davidson. Please go ahead.

J.B. Grow:	Hi. Hey, guys, I thought of a couple more. On the remaining restructuring that you have, which if my arithmetic’s correct, is 4 to $9 million. I know you don’t want to get into specifics as to when and where that occurs, but can we make the assumption that there’s not going to be any tax benefit associated with that, or is that not the case?

Andy Anderson:	You may make that assumption.

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J.B. Grow:	Okay. And then with the—you know looking at this relative to kind of past lift truck cycles, what are the things that you guys look at in terms of macro indicators that sort of help you indicate a turn? I mean other than what’s going on with the lift truck orders, are there things that traditionally you look at that are a good harbinger?

Robert Warren:	We’ve never found one, J.B.

J.B. Grow:	Okay.

Robert Warren:	And clearly from our main customers’ forecasts, they’ve never found one.

J.B. Grow:	So I mean is it safe to say that this one feels a little bit different than prior downturns, I mean in terms of the speed and the intensity of it?

Robert Warren:	We’ve never seen global markets lock up and march-step the way they had in September.

J.B. Grow:	Yes, okay. I noticed that from...

Andy Anderson:	And also, the duration. The duration here is very different. Usually it hits, stays down for a couple months or something, then you start to see the bubble—I mean the glimmer almost immediately there’s just starting. And this one just—you just look at it as really flat, almost—when you look at some of these lift truck month-to-month rates, it’s almost—it begs the statistical variance of the thing.

J.B. Grow:	Yes. L-shaped.

Andy Anderson:	We want a hockey stick. What we’ve got is a tabletop.

J.B. Grow:	Okay. Thank you again.

Operator:	Thank you. I show no further questions at this time. Please continue with any closing remarks.

Robert Warren:	Thanks again for your time and participating today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	Ladies and gentlemen, that does conclude our conference for today. If you’d like to listen to a replay of today’s conference, please dial 303-590-3030 or 1-800-406-7325, followed by the access code of 4136947 and the pound sign. ACT would like to thank you for your participation. You may now disconnect.

END

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